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                                                                    Exhibit 10.1

                          FSC SEMICONDUCTOR CORPORATION

                      EMPLOYEE STOCK PURCHASE SAVINGS PLAN

                           Effective February 26, 1998

                       As Amended, Effective June 25, 1998


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                          FSC SEMICONDUCTOR CORPORATION

                      EMPLOYEE STOCK PURCHASE SAVINGS PLAN

         PARTICIPATION IN THIS PLAN DOES NOT OBLIGATE A PARTICIPANT TO PURCHASE ANY STOCK. THIS PLAN IS INTENDED ONLY TO PROVIDE A CONVENIENT MEANS BY WHICH ELIGIBLE PERSONS MAY, AT THEIR SOLE OPTION, SET ASIDE FUNDS FOR THE POSSIBLE FUTURE PURCHASE OF STOCK. THIS PLAN DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, AN OFFER TO SELL, OR A SOLICITATION OF OFFERS TO PURCHASE (OR OF INDICATIONS OF INTEREST WITH RESPECT TO THE POSSIBLE PURCHASE OF) ANY SECURITY. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY BY MEANS OF DELIVERY TO PLAN PARTICIPANTS OF A PROSPECTUS IN COMPLIANCE WITH THE APPLICABLE LAWS AND REGULATIONS OF THE JURISDICTIONS IN WHICH SUCH PROSPECTUS IS BEING UTILIZED. THE ESTABLISHMENT OF THIS PLAN DOES NOT OBLIGATE THE COMPANY OR FAIRCHILD SEMICONDUCTOR CORPORATION TO EFFECTUATE A PUBLIC OFFERING OF STOCK. THERE CAN BE NO ASSURANCE AS TO WHEN, WHETHER, OR ON WHAT TERMS ANY SUCH OFFERING WILL OCCUR.

1.   Purpose.  The purpose of the FSC Semiconductor Corporation Employee
     Stock Purchase Savings Plan (the "Plan") is to provide a means for eligible employees of FSC Semiconductor Corporation (the "Company"), a Delaware corporation, and of entities directly or indirectly controlled by, controlling or under common control with the Company ("Affiliates") to set aside a portion of their compensation for use in the purchase of common stock in an initial public offering by the Company or Fairchild Semiconductor Corporation, and, in light of the possibility of such stock ownership, to provide incentives for such employees to exert maximum efforts toward the Company's success. By extending an opportunity to acquire such stock, and to participate in the Company's success, the Plan may be expected to benefit the Company by facilitating the attraction and retention by it of qualified employees.

2. Eligibility. Each active employee of the Company or its subsidiaries participating in the Plan who holds a position designated grade 39 or below, other than an interim or coop employee, as of the date enrollment forms are due pursuant to paragraph 4(a) is eligible to participate in the Plan. Eligibility of employees of any Affiliate of the Company shall be determined by such Affiliate.

3. Contributions under the Plan. Each eligible employee may contribute up to ten percent (10%), stated in whole percentages, of his or her eligible earnings, which shall consist of such employee's base salary, overtime, lead premiums and shift differential income received from the Company or any of its Affiliates, but in no event may any participant's contributions to the Plan exceed $5,000 in any calendar year. Such contributions shall be made solely by means of payroll deductions in accordance with elections made by the Plan participant and reflected in the enrollment documentation referred to in paragraph 4(a), as thereafter adjusted, suspended, or terminated in accordance with paragraph 4.


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4.   Enrollment; Withdrawal; Termination; Adjustment of Contribution Levels;
     Suspension of Contributions; Currency Conversion; Allocation of Plan
     Income.

          (a) Eligible employees may enroll in the Plan by submitting to the Plan administrator the enrollment documentation then being utilized by the Company. Enrollment may occur effective as of February 26, 1998 by submission of such documentation not later than February 6, 1998, or effective as of any subsequent April 1, July 1, October 1 or January 1 by submission of such documentation not less than thirty (30) days prior to such effective date of enrollment.

         (b) Any Plan participant may withdraw from the Plan at any time by delivery to the Plan administrator of written notice of withdrawal, and will receive the entire balance of such participant's Plan account within ten (10) business days thereafter. Re-enrollment in the Plan will be subject to continuing eligibility to participate in the Plan, as provided in paragraph 2, and to compliance with the provisions of paragraph 4(a). Partial withdrawals of Plan account balances may not be made.

         (c) A participant's participation in the Plan shall terminate effective immediately upon, and the entire balance of such participant's Plan account will be delivered to the participant within ten (10) business days after, receipt of notice by the Plan administrator of the termination of the participant's status as an employee of the Company or any of its Affiliates. If a Plan participant continues to be an employee of the Company or any of its Affiliates but ceases to be an active employee (such as in connection with a leave of absence), the participant's contributions to the Plan will be suspended for the duration of such ineligibility, but the participant's accrued Plan account may, at the option of such participant, remain in the Plan, and may be utilized as provided in paragraph 5 hereof.

         (d) A Plan participant may prospectively adjust his or her level of contribution, within the limitations set forth in paragraph 3 above, by submitting to the Plan administrator the participation adjustment documentation then being utilized by the Company. Provided that such documentation is submitted at least thirty (30) days prior thereto, such adjustment shall take effect as of the next enrollment date under paragraph 4(a).

         (e) Notwithstanding the provisions of paragraph 4(d), a Plan participant may prospectively suspend his or her contributions to the Plan by submitting to the Plan administrator the suspension documentation then being utilized by the Company, which suspension shall take effect as of the next pay period that begins following such submittal. Any recommencement of Plan contributions by such participant shall be made in accordance with paragraph 4(d).

         (f) The contributions of Plan participants who are compensated in currencies other than U.S. dollars (other than Plan participants in jurisdictions where such conversion is prohibited or restricted by law) shall be converted into U.S. dollars at the time of each payroll deduction. The conversion rates shall be established by the Company on the first day of each fiscal month of the Company, and will be

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                  equal to the Company Rate as defined in and calculated in
                  accordance with Fairchild Semiconductor Corporation's Corporate Financial Policies as modified from time to time. Such conversion rate shall remain in effect throughout the succeeding fiscal month. Any amounts withdrawn from the Plan by such a participant or returned to such participants upon termination of the Plan or the termination of such participant's eligibility shall be converted from U.S. dollars into the currency in which such participant is compensated at the conversion rate in effect under this paragraph 4(f) on the effective date of such withdrawal or of the termination of the Plan or such participant's eligibility, as the case may be. The contributions of Plan participants which are not made in or regularly converted into U.S. dollars and who elect to purchase stock under the Plan will be converted into U.S. dollars at that time to the extent necessary to purchase into such stock. Such conversion will be made at the rate then in effect pursuant to this paragraph 4 (f).

                  PLAN PARTICIPANTS WHO ARE COMPENSATED IN CURRENCIES OTHER THAN U.S. DOLLARS AND WHOSE CONTRIBUTIONS ARE REGULARLY CONVERTED INTO U.S. DOLLARS UNDER THE PLAN WILL BE SUBJECT TO THE RISK OF EXCHANGE RATE FLUCTUATIONS, WHEREBY ANY APPRECIATION OF THE CURRENCY IN WHICH THEY ARE COMPENSATED RELATIVE TO THE U.S. DOLLAR, WOULD RESULT IN A DECLINE IN THE VALUE OF THEIR PLAN BALANCES (MEASURED IN TERMS OF THE CURRENCY IN WHICH THEY ARE COMPENSATED), WHICH DECLINE COULD BE SUBSTANTIAL.

         (g) Income generated in a given money market or comparable fund (as contemplated by paragraph 6 (b)) with respect to amounts held under the Plan will be allocated to Plan participants whose contributions have been invested in such fund pro rata at the end of each calendar quarter and upon termination of the Plan, and whose contributions have been invested in such fund will be automatically reinvested, in the same manner in which Plan contributions are invested, for the benefit of such Plan participants without further action by Plan participants. Plan participants who withdraw from the Plan, or whose participation in the Plan terminates pursuant to paragraph 4(c), prior to the end of a calendar quarter will not be entitled to receive any income generated in respect of Plan account balances with respect to that calendar quarter.

5.       Purchase of Stock.   In the event of an initial public offering of the
         common stock of the Company or Fairchild Semiconductor Corporation, a Delaware corporation, pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") (excluding any offering under Form S-8, Form S-4 or any successor form), the Company will make available for purchase in such public offering by persons then participating in the Plan $5.0 million of such common stock (calculated on the basis of the offering price to the public of such stock), at a price per share (payable in U.S. dollars) equal to or less than the price at which such stock is being offered to the public generally; provided, however, that in no event may the number of shares of such common stock made available pursuant to the Plan exceed 2.5% of the total number of shares of common

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         stock sold in such public offering. Each Plan participant shall be entitled, in his or her sole and absolute discretion, not to purchase any of such stock, or to utilize all or any portion of the balance of the participant's Plan account to purchase such stock; provided, however, that in the event that the aggregate proposed stock purchases by Plan participants exceed the amount of such stock that has been made available hereunder for such purchases, such stock will be apportioned among those electing to purchase stock pro rata to reflect the relative stock purchase elections of such electing participants. An election to purchase such stock may be made by submitting to the Plan administrator, in accordance with delivery instructions to be provided by the Company to participants, documentation evidencing such election to be provided to participants in connection with such offering together with (or following delivery to participants of) a prospectus pertaining to such offering. Fractional shares may not be purchased under the Plan.


6.       Account Maintenance; Plan Administration.

         (a) The Plan shall be administered by the Company or one or more third party administrators designated by the Company from time to time. The initial administrator of the Plan shall be AST Stock Plan, Inc.

         (b) The Plan account balances will be held in trust for the benefit of Plan participants, and, at the direction of the Company, such funds will be invested under the name of such trust in one or more money market mutual funds whose shares have been registered with the SEC, and such amounts will be segregated from the Company's assets and will at all times be assets of the Plan participants. Fleet Bank of Maine will serve as the initial trustee of such trust, and successor and/or additional trustees may be appointed by the President of the Company. Before any eligible employee commences participation in the Plan, such employee will be furnished with a copy of the prospectus relating to any such mutual fund together with all other materials required to be delivered pursuant to the regulations of the SEC, and any annual reports and other materials required by SEC regulations to be furnished to shareholders of any such mutual fund will be timely provided to each Plan participant on an ongoing basis. In addition, each Plan participant shall be provided with a copy of each annual report of the Company on Form 10-K promptly following the filing thereof with the SEC, and each prospective participant in the Plan shall be provided with a copy of the Company's most recently filed Form 10-K prior to enrollment in the Plan. Notwithstanding the foregoing, the contributions of Plan participants whose Plan contributions are not regularly converted into U.S. dollars pursuant to paragraph 4 (f) will be held in separate trusts and invested in comparable funds, denominated in their local currencies, selected by the President of the Company.

         (c) The Plan administrator will be furnished such information by the Company as the administrator may deem necessary or desirable in order to enable the administrator to establish and maintain accurate records of each Plan participant's account balance on a continuous basis, and the administrator will provide each Plan participant with a quarterly statement of such participant's Plan account activity during the preceding quarter, including his or her beginning and ending

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                  Plan account balances and income received on account thereof during such quarterly period.

         (d) The Plan administrator will make any tax withholdings required under the Internal Revenue Code of 1986, as amended (the "Code") or other applicable tax laws with respect to taxable income generated on the Plan participants' account balances, and will timely provide Plan participants with all necessary reporting required under the Code (or such other laws) with respect to such income. Plan participants shall be solely responsible for the payment of any taxes with respect to such income.

         (e) Other than as set forth in the last sentence of paragraph 6(d), all expenses of the Plan (including without limitation the fees of the Plan administrator) shall be borne solely by the Company.

7. Term; Termination. The Plan shall commence as of February 26, 1998, and shall terminate upon the closing of the initial public offering of common stock of the Company or Fairchild Semiconductor Corporation described in paragraph 5, unless earlier terminated by action of the Board of Directors of the Company. Any remaining account balances of the Plan participants (including any income generated with respect to participants' account balances subsequent to the end of the most recent calendar quarter, which shall not be available for stock purchases under paragraph 5 hereof) shall be returned to them within ten (10) business days following the effective date of the termination of the Plan.

8. Amendment; Suspension. This Plan may be amended or suspended at any time or from time to time by the Board of Directors of the Company; provided, however, that no such amendment or suspension may adversely affect any participant's entitlement to his or her existing Plan account balance.

9.       Miscellaneous.

         (a) The rights of any Plan participant under the Plan are not assignable or transferable. Any right to purchase stock under paragraph 5 may be exercised only by a Plan participant.

         (b) Participation in the Plan will not impose any obligation upon the Company or any of its Affiliates to continue the employment of any Plan participant for any specific period of time and will not affect the right of the Company or its Affiliates to terminate such person's employment at any time, with or without cause.

         (c) This document, as it may be amended in accordance with paragraph 8 hereof, constitutes the entire Plan, and supersedes any and all prior oral or written expressions with respect to the subject matter hereof, and may not be amended or modified other than as provided in paragraph 8.


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